EXHIBIT 10.25
CONSULTING AGREEMENT AND
DEPARTURE AGREEMENT AND GENERAL RELEASE
(PLEASE READ CAREFULLY. THIS DEPARTURE AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.)
     This Consulting Agreement and Departure Agreement and General Release (this “Agreement”) is between National Medical Health Card Systems, Inc. (“Company”) and Bill Masters (“Employee”) and is a complete, final and binding settlement of all claims and potential claims, if any, with respect to their employment relationship. Employee and the Company may sometimes be referred to collectively as the “Parties.”
          WHEREAS, the Company and Employee are parties to an Employment Agreement dated on or about October 4, 2004 (the “Employment Agreement”); and
          WHEREAS, the Company and Employee are parties to a letter dated November 28, 2005 (the “Severance Letter”); and
          WHEREAS, the Company and Employee have agreed on certain terms and conditions regarding the termination of Employee’s employment under the Employment Agreement and Severance Letter (without “Cause” as such term is defined in the Employment Agreement and Severance Letter) but wish to do so only after a Consulting Period (as hereinafter defined);
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, be it agreed as follows:
     1. As of May 21, 2007, Employee’s employment relationship as Chief Information Officer with the Company will terminate (the “Termination Date”), but Employee shall continue to provide consulting services as set out in paragraph 2 of this Agreement as an employee of the Company. This Agreement has been presented to Employee on or before the Termination Date and will become effective seven (7) days (the “Effective Date”) after the execution of this Agreement by the Employee (the “Execution Date”).
     2. Consulting Period and Payments During the Consulting Period.
     (a) Employee agrees that he shall provide consulting services from the Termination Date hereof through June 28, 2007 (the “Consulting Period”), as may be reasonably requested by the Chief Executive Officer of the Company, or his designee. Such consulting services shall include providing information with regard to the information systems of the Company, providing information with regard to personnel or legal matters, or such other duties as may reasonably be directed by the Company.
     (b) Such services shall not exceed an average of ten hours per week, although there may be some weeks in which more than ten hours may be requested.

     (c) The Company will pay Employee his regular base salary in the amount of $8,750 per bi-weekly pay period through the Consulting Period (the “Payments”), less applicable federal, state, and local legally required deductions and less any deductions authorized by Employee to pay his portion to continue group health coverage. The Payments will not commence until this Agreement is executed and the Revocation Period (as defined below) expires. On the first regular pay date following the expiration of the Revocation Period, the Company will pay Employee any Payments that accrued during the Review Period (as defined below) and the Revocation Period. For the period for which Employee is eligible to continue benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and so long as Employee is not employed by another employer offering group health coverage, but not to exceed the end of the later of the Consulting Period and Severance Period (as defined below), Company will pay the Company’s portion of the premiums for Employee’s medical, dental, and prescription coverage.
     (d) In all matters relating to the provisions of this paragraph 2, Employee shall continue to be an employee of the Company, but his participation and eligibility in any employee benefit plans sponsored by the Company shall be only in accordance with the terms of such employee benefit plans.
     (e) During the Consulting Period, Employee shall comply with all provisions contained in Sections 6 through 11 of the Employment Agreement, but nothing in this Agreement shall imply any limitation on the time duration of any obligation of Employee in paragraphs 6 through 11 of the Employment Agreement.
     (f) During the Consulting Period, Employee will not make any defamatory or disparaging remarks regarding the Company, its officers, or its products or services to any person with whom the Company has business relations, including any vendor, customer, supplier or employee of the Company.
     (g) During the Consulting Period, Employee may be employed or may pursue other business opportunities, and the Company will use reasonable efforts to ensure that the consulting services may be rendered at times that do not conflict with such employment or other business opportunities. However and notwithstanding the foregoing, during the Consulting Period, Employee will continue to owe duties of loyalty and confidentiality to the Company, and Employee will not, for himself or on behalf of another, accept employment, pursue any business opportunity, render any services for or with any competitor of the Company, or otherwise engage in any competitive activity against the Company.
     (h) The Company may terminate Employee’s employment as a consultant and the Payments if Employee (i) refuses to perform consulting services reasonably requested by the Company; (ii) fails to perform such consulting services to the reasonable satisfaction of the Company; (iii) breaches any promise contained in this Agreement or Sections 6 through 11 of the Employment Agreement; or (iv) dies or becomes disabled, with reasonable accommodation, to perform the essential functions of his consulting services. The Consulting Period will not renew upon its expiration and no renewal of the Consulting Period will be implied by law.
     3. For purposes of the National Medical Health Card Systems, Inc. 1999 Stock Option Plan, as amended (the “Stock Option Plan”) and the National Medical Health Card Systems, Inc. Amended and Restated 2000 Restricted Stock Grant Plan (the “Restricted Stock Plan”), Employee’s credited service will continue until the date of termination or date of expiration (whichever occurs first) of the Consulting Period (such date to be referred to as the “Consulting Period Termination Date”). Accordingly, except as otherwise provided by the Stock Option Plan (with respect to the effect of termination of service by the Company for “cause” or by the Employee voluntarily or due to Employee’s death or disability), Employee will have 90 days following the Consulting Period Termination Date to exercise any of his vested options. The Parties acknowledge that, on the Consulting Period Termination Date, Employee will forfeit and have no further right, title or interest in or with respect to, any and all non-vested options, shares of restricted stock and restricted stock unit awards held by Employee under the Stock Option Plan and/or the Restricted Stock Plan. Employee affirms the provision of any Restricted Stock Agreement that the Company shall have the right to instruct the Company’s transfer agent to transfer any unvested restricted stock to the Company.
     4. Severance Payments.
     (a) Provided that the Employee executes an additional release substantially in the form attached hereto as Exhibit “B” at the end of the Consulting Period, Company will pay Employee’s present salary for a period not to exceed one year (such period to be referred to as the “Severance Period”), beginning on the Consulting Period Termination Date, but only so long as Executive has not breached and does not breach the provisions of Sections 6 through 11 of the Employment Agreement, for a total sum not to exceed $227,500, payable in twenty-six installments of $8,750 each, all in accordance with the Company’s general payroll practices, less applicable federal, state, and local legally required deductions and less any deductions authorized by Employee to pay his portion to continue group health coverage. Any payments to which Employee is entitled pursuant to this paragraph 4(a) shall be payable to Employee’s estate in the event of Employee’s death prior to the end of the Severance period.
     (b) Employee shall receive all accrued salary through the Termination Date in accordance with the Company’s general payroll practices, less applicable federal, state, and local legally required deductions.
     (c) For the period for which Employee is eligible to continue benefits under COBRA, Company will pay the Company’s portion of the premiums for Employee’s medical, dental, and prescription coverage from the Termination Date through the end of such period of eligibility but not to exceed the end of the Severance Period, subject to Employee’s strict compliance with Sections 6 through 11 of the Employment Agreement and the terms and provisions of this Agreement.

     (d) Employee shall receive all reimbursable expenses pursuant to the Company’s Travel & Entertainment policy incurred through the Consulting Period Termination Date and submitted within thirty (30) days after the Consulting Period Termination Date.
     (e) Employee shall receive all accrued vacation pay to which Employee is entitled through and including the Termination Date, which amount is $2,840.47.
     (f) The Company will reimburse Employee for attorney’s fees reasonably incurred in the review and execution of this Agreement, not to exceed $5,000. Such request for reimbursement must be submitted no later than July 15, 2007 and will be paid within thirty (30) days after Employee presents an itemized invoice for such services.
     (g) Employee acknowledges and agrees that he is not entitled to any additional wages, bonus payments, benefits or other compensation from the Company except as set forth herein.
     5. Release Provisions.
     (a) As a material inducement to the Employee to enter this Agreement, and in consideration for the Company’s payments to Employee as set forth in this Agreement, and for other good and valuable consideration, as and for Employee’s complete release of all statutory, contract, tort and all other claims against the Company and each of its current and former owners (including, without limitation, New Mountain Capital, L.L.C., New Mountain Partners, L.P., New Mountain Affiliated Investors, L.P., and their respective affiliates), predecessors, assigns, employees, representatives, attorneys, benefit plans, insurers, parent companies, divisions, subsidiaries, affiliates, directors, managers, partners, members, and officers, including any and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”), Employee hereby releases and forever discharges the Releasees from any all actions, causes of action, suits, dues, sums of money, reckonings, covenants, contracts, bonuses, controversies, agreements, claims, promises, charges, obligations, complaints and demands whatsoever in law or equity, which Employee (and Employee’s heirs, executors, administrators, successors and/or assigns) may now have or hereafter can, shall, may, or may have had for, upon, or by reason of any matter, cause or actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter up to and including the execution of this Agreement by the Employee, including without limitation, any claim arising out of or relating to the Employee’s employment by the Company and each of its subsidiaries and affiliated entities, and any and all obligations and liabilities of the Company under the Employment Agreement and Severance Letter or any other agreement between the Employee and any of the Releasees, and the ownership, acquisition, offer or sale of, or rights to any equity interest, or any option to purchase or acquire any equity interest in the Company, excepting only the rights and obligations (i) created by this Agreement; (ii) that may exist under (A) any indemnification agreement or the Company’s Certificate of Incorporation and Bylaws, as amended, to indemnify Employee or (B) the Company’s D&O insurance coverage; (iii) Employee’s rights under state worker’s compensation laws (for occupational illness or injury only) and (iv)

Employee’s vested rights under the Company’s health, dental, pharmacy and 401(k) benefit plans.
     (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Employee ever had, has, or may have against any Releasee with respect to Employee’s employment, the terms, benefits, and conditions of that employment, and/or the termination thereof, including without limitation those arising under the Civil Rights Act of 1866, 42 U.S.C.A. Section 1981, the Civil Rights Act of 1964, as amended, 42 U.S.C.A. Section 2000e, et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. Section 621 et seq., the National Labor Relations Act, 29 U.S.C.A. Section 151 et seq., the Fair Labor Standards Act, 29 U.S.C.A. Section 201 et seq., the Labor Management Reporting and Disclosure Act of 1959, as amended, 29 U.S.C.A. Section 401 et seq., the Americans with Disabilities Act, 42 U.S.C.A. Section 12101, et. Seq., the Constitution and the laws of the United States and the State of New York, including specifically, New York’s Human Rights Law, Executive Law Section 290 et seq., or any other federal, state, or local human rights, civil rights, wage-hour, pension, or labor laws, rules and/or regulation, public policy, contract or tort law; and any and all claims arising out of the ownership, acquisition, offer or sale of, or rights to any equity interest, or relating to any option to purchase or acquire any equity interest in the Company, that Employee has held at any time in the Company or any of its predecessors or affiliates, including any claims, arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any federal, state or local securities law, the rules or regulations promulgated under any of them, or any doctrine of common law or equity applicable to the ownership, acquisition or sale of securities or the solicitation of proxies with respect thereto; and any and all claims for attorneys’ fees, costs, disbursements, or any action similar thereto.
EMPLOYEE SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BY EXECUTING THIS AGREEMENT, HE IS WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT HE HAS OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT HIS WAIVER OF SUCH RIGHTS OR CLAIMS IS KNOWING AND VOLUNTARY.
     (c) Employee promises never to initiate, be represented or participate in, submit or file, or permit to be submitted or filed on or in his behalf, any lawsuit, charge, claim, complaint or other proceeding against any Releasee with any administrative agency, court, arbitrator or other forum, based upon claims that were released pursuant to this Agreement. This covenant not to sue (and the remedies provided in this Agreement, including those in paragraph 5(d)) does not affect Employee’s right to test the knowing and voluntary nature of his waiver of rights. Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission, or any other state or local agency with similar responsibilities (the “Commission”), to enforce any laws pertaining to employment discrimination or retaliation. Likewise, this waiver will not be used to justify interfering with the protected right of any employee to file a charge or participate in an investigation or proceeding conducted by the Commission; however, Employee waives the right to any benefits or recovery arising out of any such proceeding.
     (d) Subject to paragraph 5(d), if Employee materially breaches any of his promises contained in this paragraph 5 by filing a lawsuit or administrative charge based on claims that he has released, Employee will indemnify the Company and/or any Releasee for any costs, including reasonable attorneys’ fees, that the Company and/or any Releasee may incur as the result of Employee’s breach. In addition, if Employee materially breaches the promises made in any provision of this Agreement, he must repay all benefits previously received in accordance with paragraph 4 of this Agreement, upon the Company’s reasonable demand, and Company shall cease making further payments, if any, pursuant to paragraph 4 above.
     6. Employee acknowledges and agrees that, for the time periods set forth in the Employment Agreement, he shall comply with paragraphs 6 through 11 of the Employment Agreement and that such provisions shall survive the termination of the Employment Agreement. Company acknowledges and agrees that the provisions of paragraph 9 of the Employment Agreement are not intended to prevent Employee’s employment or service with (i) companies that supply products and services to the PBM industry, but do not themselves provide PBM Services, so long as Employee’s services are not the services prohibited by paragraph 9 of the Employment Agreement; or (ii) subsidiaries, operating divisions, or other business entities of companies that provide PBM Services, so long as Employee’s services are not directly for the benefit of the PBM functions of those companies and are not the services prohibited by paragraph 9 of the Employment Agreement. Employee acknowledges and agrees that the provisions of paragraphs 6 through 11 of the Employment Agreement are fully enforceable and reasonable to protect the legitimate business interests of the Company. Furthermore, Employee represents and warrants that he has returned to the Company any and all identification cards, files, books, records, materials, equipment or documents in his possession or under his control that were provided to or obtained by him in connection his employment.
     7. Employee further agrees to never to make any statements or comments, whether oral or written to any person or entity that would tend to disparage or harm the Company; provided, however, that this sentence shall not be construed to constrain Employee from providing truthful testimony when required by law in the course of a legal or administrative proceeding. Employee understands and agrees that violation of this paragraph shall be treated as a material breach of this Agreement.
     8. Employee expressly agrees that this Agreement is not and shall not in any way be deemed to constitute an admission or evidence of any breach of contract, wrongdoing or liability on the part of the Company, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity.
     9. Employee agrees to make himself reasonably available in connection with any information the Company requires relating to the services Employee had provided to Company, including any litigation the Company is or may become involved in to which the Employee has knowledge. Company agrees to provide Employee with reasonable notice in connection with any depositions or court appearances where his presence is necessary or reasonably desirable. The Company shall pay Employee’s travel expenses in this regard. Employee and Company shall agree on a reasonable per diem fee for any time greater than three full days the Employee is required to make himself available in person pursuant to this paragraph.
     10. Employee and the Company acknowledge and agree:
     (a) that each of them has read and understands the contents of this Agreement;
     (b) that this Agreement does not waive rights or claims that may arise after the date that this Agreement is executed;
     (c) that Employee waives rights or claims only in exchange for consideration that the Employee would not be entitled to but for executing this Agreement;
     (d) that the Company has informed Employee that Employee should consult with an attorney in connection with this Agreement; and
     (e) that Employee’s decision to consult with an attorney or not to consult with any attorney was made without influence by the Company.
     11. Both Parties understand that the Employee shall have 45 days (the “Review Period”) to consider this Agreement before signing. Both Parties understand that the Employee shall have seven (7) days (the “Revocation Period”) in which to revoke this Agreement after signing, and that this Agreement shall not become effective or enforceable until the expiration of seven (7) days after signing, and the Payments under the Consulting Period and the severance compensation payable hereunder shall not be due and owing until after the Effective Date set forth herein and the fulfillment of all conditions set forth herein. To accept the Agreement, Employee must send a signed copy to Neil Carfagna, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, (516) 605 6802, (516) 626 4632 (facsimile), NCarfagna@nmhc.com, such that it is received no later than 45 days after the date that this Agreement has been presented to Employee. Any notice of revocation must also be sent such that it is received prior to the end of the seven day Revocation Period by Neil Carfagna, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, (516) 605 6802, (516) 626 4632 (facsimile), NCarfagna@nmhc.com. Employee also acknowledges receipt of the following information:
     (a) The group of individuals covered: All employees who hold positions whose employment is being terminated on or about May 21, 2007.
     (b) Eligibility factors: A severance proposal is being offered to all employees whose employment is being terminated on or about May 21, 2007.
     (c) Time limits: Each employee who is offered a severance proposal has 45 days to consider the Agreement and seven (7) days to revoke acceptance after signing.

     (d) Employee acknowledges that Employee has received and reviewed the information contained in Exhibit “A” to this Agreement. The information in Exhibit “A” includes the job titles and ages of all individuals from the group of employees considered for termination on or about May 21, 2007, and whether or not those employees were selected for termination of employment or otherwise offered a severance proposal.
     12. This Agreement is made in the State of New York. This Agreement is to be interpreted under the laws of the State of New York without regard to conflict of laws principles. The Parties agree that the federal and state courts sitting in Nassau County, New York, shall be the exclusive venue for the resolution of any dispute arising out of or relating to this Agreement.
     13. Except as provided in this Agreement, this is the entire agreement between the Employee and the Company and supersedes any and all prior agreements or understandings between the Parties, whether written or oral, pertaining to Employee’s employment with the Company. This Agreement may only be amended or modified by a written document signed by both Parties. The Company has made no promises to Employee other than those in this Agreement. Notwithstanding anything to the contrary in this paragraph 13, except as explicitly provided otherwise in this Agreement, (i) paragraphs 6 through 11 of the Employment Agreement, and (ii) any obligation of the Company under any indemnification agreement or the Company’s Certificate of Incorporation and Bylaws, as amended, to indemnify Employee shall survive the execution of this Agreement in accordance with their respective terms and conditions.
     14. Should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining parts, terms and provisions shall not be effected thereby and any said illegal, invalid or unenforceable part, terms or provisions shall be deemed stricken and severed from this Agreement.
     15. This Agreement may be executed in one or more counterparts, and each effective counterpart shall be effective as a signed original.
     16. Company makes no representations to Employee concerning the tax consequences arising out of any payments under this Agreement, including, without limitation, whether any of the payments hereunder are subject to 26 U.S.C. § 409A. Company urges Employee to obtain his own tax counsel with regard to any tax consequences arising out of or relating to this Agreement.
     17. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; THAT EMPLOYEE HAS HAD AT LEAST 45 DAYS IN WHICH TO CONSIDER AND RETURN THIS AGREEMENT; THAT EMPLOYEE HAS HAD AN OPPORTUNITY TO CONSULT WITH ANY ATTORNEY OF EMPLOYEE’S CHOICE IN CONNECTION WITH THIS AGREEMENT; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE AND CONSEQUENCES OF THIS AGREEMENT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND OF EMPLOYEE’S OWN FREE WILL.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date below.
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
By:
                    , its authorized representative
Date:_____________________________

      Bill Masters
Date:_______________________________

Exhibit “A”

		OFFERED SEVERANCE PROPOSAL
JOB TITLE	AGE	OR NOT (Y/N)
Chief Human Resource Officer	51	N
Chief Clinical Officer	46	N
Chief Specialty Officer	44	N
Chief Services Officer	48	N
Chief Financial Officer	46	N
Senior Vice President, Sales	47	N
President and Chief Executive Officer	58	Y
Chief Marketing Officer	53	Y
Chief Information Officer	56	Y
Chief Legal Officer	37	Y
Vice President Marketing	44	Y
Controller	48	Y

Exhibit “B”
Form of Release